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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Silicon Graphics, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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November 6, 2002

DEAR SILICON GRAPHICS STOCKHOLDER:

        You are cordially invited to attend the Annual Meeting of Stockholders of Silicon Graphics, Inc. to be held on December 12, 2002 at 2:00 p.m. in the in the Ballroom of the Hyatt Rickeys, 4219 El Camino Real, Palo Alto, California 94306.

        The Notice of Annual Meeting and Proxy Statement accompany this letter and provide an outline of the business to be conducted at the meeting. In addition to the matters to be voted on, there will be a report on the progress of the Company and an opportunity for stockholders to ask questions.

        We hope you will be able to join us. To ensure your representation at the meeting, we urge you to return the enclosed proxy promptly. Your vote is very important.

Sincerely,

ROBERT R. BISHOP
 Chairman and Chief Executive Officer

SILICON GRAPHICS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

December 12, 2002

TO THE STOCKHOLDERS OF SILICON GRAPHICS, INC.:

        The Annual Meeting of Stockholders of SILICON GRAPHICS, INC. will be held on Thursday, December 12, 2002 at 2:00 p.m., local time, in the Ballroom of the Hyatt Rickeys, 4219 El Camino Real, Palo Alto, California 94306, for the following purposes:

  1.
  To elect two Class I directors and one Class III director of the Company to serve for staggered terms of office.

  2.
  To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending June 30, 2003.

  3.
  To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

        The Proxy Statement accompanying this Notice describes these matters more fully.

        The close of business on October 14, 2002 is the record date for notice and voting.

        We invite all stockholders to attend the meeting in person. Even if you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope provided. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

                      Sincerely,

                      Sandra M. Escher
                       Secretary

Mountain View, California
November 6, 2002

SILICON GRAPHICS, INC.

PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING

General

        Silicon Graphics, Inc. is soliciting the enclosed proxy for use at the Annual Meeting of Stockholders to be held on December 12, 2002 at 2:00 p.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held in, in the Ballroom of the Hyatt Rickeys, 4219 El Camino Real, Palo Alto, California 94306. The Company's principal offices are located at 1600 Amphitheatre Parkway, Mountain View, California 94043-1351 and its telephone number at that location is 650-960-1980.

        These proxy solicitation materials will be mailed on or about November 8, 2002 to all stockholders entitled to vote at the meeting.

Record Date and Principal Share Ownership

        The record date is October 14, 2002. At September 30, 2002, there were issued and outstanding 199,812,520 shares of the Company's Common Stock, $0.001 par value and one share of the Company's Series E Preferred Stock, $0.001 par value. Each share of Common Stock is entitled to one vote and the outstanding share of the Company's Series E Preferred Stock is entitled to 36,183 votes.

        As of September 30, 2002, the following persons were known by the Company to be the beneficial owners of more than 5% of any class of the Company's voting securities. This information is based on periodic SEC filings by stockholders and may not reflect current ownership.

	Class of Securities	Number of Shares Beneficially Owned	Percent of Class	Percent of Total Voting Power
Joseph L. Harrosh(1) 40900 Grimmer Boulevard Fremont, CA 94538	Common Stock	13,601,325	6.81%	6.81%
Highfields Capital Management(2) 200 Clarendon Street, 51st Floor Boston, MA 02117	Common Stock	10,029,720	5.02%	5.02%
Computershare Trust Company of Canada, as Trustee(3) 100 University Avenue, 8th Floor Toronto, Ontario M5J 2N1	Series E Preferred Stock, $0.001 par value	1	100.0%	.02%

*
Less than 1%.

(1)
As reported on a Schedule 13G/A dated January 2, 2002. This amount includes 613,368 shares from the potential conversion of the Company's 5 1/4% Senior Convertible Notes and 62,538 shares from the potential conversion of the Company's 6 1/8% Convertible Notes.

(2)
As reported on a Schedule 13G/A dated February 14, 2002, these shares are beneficially owned by various entities and individuals affiliated with Highfields Capital Management. As an institutional investment manager, Highfields Capital Management also files periodic reports with the SEC on Form 13F disclosing certain investment holdings. In its filing for the quarter ended June 28, 2002, Highfields Capital Management reported holdings of 16,185,720 shares of Common Stock and $70,308,000 principal amount of the Company's 5 1/4% Senior Convertible Notes. Highfields Capital and individuals affiliated with it share investment discretion with respect to the reported securities.

(3)
Each share of Common Stock is entitled to one vote and the outstanding share of Series E Preferred Stock is entitled to 36,183 votes.

Revocability of Proxies

        Any proxy given in response to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company at its principal offices a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

Voting and Solicitation

        The Company's Certificate of Incorporation provides for cumulative voting for the election of directors. Stockholders may allocate among one or more candidates the number of votes equal to the number of directors to be elected multiplied by the number of shares or equivalent shares of Common Stock held. However, no stockholder may cumulate votes unless prior to the voting the candidate's name has been placed in nomination and a stockholder has given notice at the meeting of the intention to cumulate votes.

        On all other matters, each share of Common Stock has one vote and the Series E Preferred Stock has 36,183 votes. Except as otherwise required by law, the Series E Preferred Stock votes with the Common Stock as one class.

        Computershare Trust Company of Canada holds the Series E Preferred Stock as trustee under a voting trust for the benefit of holders of Exchangeable Shares issued in connection with the Company's acquisition of Alias Research Inc. in 1995. Each holder of Exchangeable Shares (other than the Company and its affiliates) will receive a proxy on which it can give Computershare Trust voting instructions for a number of Series E Preferred Stock votes equal to the number of Exchangeable Shares owned by that holder. Computershare Trust will only cast votes for which it receives instructions.

        The Company will pay the cost of soliciting proxies. The Company will pay Georgeson Shareholder Communications Inc., a proxy solicitation firm, a fee expected not to exceed $9,000 for its services in the solicitation of proxies from brokers, bank nominees and other institutional owners and will reimburse the firm for certain out-of-pocket expenses expected not to exceed an additional $14,000. The Company may also reimburse intermediaries for their expenses in forwarding solicitation materials to beneficial owners. The Company's directors, officers and employees may also solicit proxies, without additional compensation.

Quorum; Abstentions; Broker Non-Votes

        The quorum required for the transaction of business at the Annual Meeting is a majority of the shares or equivalent shares of Common Stock outstanding on the record date. All shares voted, whether "For" or "Against" or abstentions, will count for purposes of establishing a quorum and, except as described below, for determining the number of votes cast with respect to a matter.

        In the absence of controlling precedent to the contrary, the Company intends not to consider broker non-votes in determining whether the requisite majority of votes cast has been obtained with respect to a particular matter.

Internet or Telephone Voting

        For Shares Directly Registered in the Name of the Stockholder.    Stockholders with shares registered directly with Equiserve, the Company's transfer agent, may vote by telephone by calling 877-779-8683 or may vote on the Internet at the following address on the World Wide Web: http://www.eproxyvote.com/sgi.

        For Shares Registered in the Name of a Brokerage Firm or Bank.    A number of brokerage firms and banks are participating in a program for shares held in "street name" that offers telephone and Internet voting options. This program is different from the program provided by Equiserve for shares registered in the name of the stockholder. If your shares are held in an account at a brokerage firm or bank participating in this program, you may vote those shares by calling the telephone number referenced on your voting form. If your shares are held in an account at a brokerage firm or bank participating in the street name program, you already have been offered the opportunity to elect to vote using the Internet. Votes submitted via the Internet through the street name program must be received by 5:00 p.m. (Eastern Time) on December 10, 2002. The giving of such a proxy will not affect your right to vote in person should you decide to attend the annual meeting.

        The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. The Company has been advised by counsel that the telephone and Internet voting procedures that have been made available through Equiserve and the street name program are consistent with the requirements of applicable law. Stockholders voting via the Internet through either of these programs should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

Deadline for Receipt of Stockholder Proposals for 2003 Annual Meeting

        Proposals of stockholders intended to be presented at the Company's 2003 Annual Meeting must be received by the Company no later than June 27, 2003 in order to be included in the proxy materials for that meeting.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Directors and Nominees for Director

        The Company's Board of Directors currently consists of six persons, divided into three classes serving staggered terms of office. Dr. Robert M. White was appointed a director in July 2002 and Dr. Lewis Edelheit in October 2002. In compliance with the Company's Certificate of Incorporation, Dr. White and Dr. Edelheit will be nominated for election at the 2002 annual meeting on December 12, 2002. Mr. Steinberg, who has served as a director since January of 2002, is nominated for re-election to a three-year term.

        Mr. C. Richard Kramlich, who has served as a director since 1984 and is the current chair of the Audit Committee, will not stand for re-election at the 2002 annual meeting. Anthony R. Muller, currently Executive Vice President and Chief Financial Officer of JDS Uniphase Corporation, has agreed to accept an appointment to the Board in January 2003 to succeed Mr. Kramlich. Mr. Muller has served as the Chief Financial Officer of JDS Uniphase since January 1998, and also served as a member of its Board of Directors from 1984 to 1998. Prior to joining JDS Uniphase, he was Senior Vice President and Chief Financial Officer of Micro Focus Group Plc, a supplier of software tools, from September 1996 to 1998. Mr. Muller also currently serves as a director and chairman of the Audit Committee of WebEx Communications. Mr. Muller plans to retire from his current position at JDS Uniphase by the end of the first calendar quarter of 2003, during which he will turn 60.

        Unless otherwise instructed, the proxy holders will vote for the nominees named below. In the unexpected event that such nominees become unavailable or decline to serve, the proxy holders will vote the proxies in their discretion for any nominee designated by the Board to fill the vacancy. If additional persons are nominated, the proxy holders intend to cumulate their votes if necessary to elect the nominees listed below, and, in such event, the specific nominees to be voted for will be determined by the proxy holders.

Name	Class	Age	Principal Occupation	Director Since
Nominees for Director
Lewis S. Edelheit, Ph.D.	I	60	Former Senior Vice President, Corporate Research & Development, General Electric Company	2002
Charles A. Steinberg	I	68	Former President, Broadcast and Professional Company of Sony Electronics Inc.	2002
Robert M. White, Ph.D.	III	64	Director of Data Storage Systems Center and Professor at Carnegie Mellon University	2002
Continuing Directors
Arthur L. Money	II	62	Former Assistant Secretary of Defense for Command, Control, Communications and Intelligence and Chief Information Officer, U.S. Department of Defense	2001
James A. McDivitt	II	73	Former Senior Vice President, Government Operations and International, Rockwell International Corporation	1987
Robert R. Bishop	III	59	Chairman and Chief Executive Officer, Silicon Graphics, Inc.	1993

        Except as indicated below, each nominee or incumbent director has been engaged in the principal occupation set forth above during the past five years. There are no family relationships among directors or executive officers of the Company.

        Dr. Edelheit served as Senior Vice President of General Electric's corporate research and development from 1992 until his retirement in December 2001. He began his career at General Electric in 1969, where he helped pioneer major advances in computed tomography. Between 1986 and 1991, he left General Electric to become President and CEO of Quantum Medical Systems and remained its President after it was acquired by Siemens Corporation. He is also a director of Sonic Innovations, Inc.

        Mr. Steinberg served as President of the Broadcast and Professional Company of Sony Electronics Inc. from March 1988 to June 1999. During that time period, he also served as Chairman and CEO of two Sony subsidiaries, Sony Trans Com Inc. and Sony Cinema Products Corporation. He currently is an executive advisor to Sony's Strategic

Venture Investments Group and a consultant and advisory board member to other electronics companies and a venture capital company.

        Dr. White currently serves as a director of the Data Storage Systems Center and Professor of Electrical and Computer Engineering at Carnegie Mellon University. He joined Carnegie Mellon University in 1993. Prior to that, he served as the first Undersecretary of Commerce for Technology under President George H. Bush and held senior management positions at Control Data Corporation and Xerox's Palo Alto Research Center. He is also a director of STMicroelectronics N.V. and Read-Rite Corporation.

        Mr. Money served as the Assistant Secretary of Defense for Command, Control, Communication and Intelligence (C3I) from October 1999 to April 2001. Prior to his Senate confirmation in that role, he was the Senior Civilian Official, Office of the ASD (C31) from February 1998. Mr. Money also served as the Chief Information Officer for the Department of Defense from 1998 to 2001. From 1996 to 1998, he served as Assistant Secretary of the Air Force for Research, Development and Acquisition, and as CIO for the Air Force. Prior to his government service, Mr. Money held senior management positions with ESL Inc., a subsidiary of TRW, and the TRW Avionics and Surveillance Group.

        Mr. McDivitt was Senior Vice President, Government Operations and International, of Rockwell International Corporation until his retirement in April 1995.

        Mr. Bishop was appointed the Chairman of the Board and Chief Executive Officer of Silicon Graphics, Inc. in the fall of 1999. From 1996 to 1999, he was the non-executive Chairman of the Board of Silicon Graphics World Trade Corporation, and from 1986 to 1995 he was the President of Silicon Graphics World Trade Corporation.

Board Meetings and Committees

        The Board of Directors of the Company held seven meetings during fiscal 2002. The Board has an Audit Committee and a Compensation and Human Resources Committee, which also performs the functions of a nominating committee. The Board of Directors periodically reviews its standing committees, the committee charters, and the appointment of directors to serve on standing committees. The Board intends to form a standing committee responsible for corporate governance matters and Board nominations and is in the process of reviewing and amending as appropriate the charters for each standing committee to reflect evolving corporate governance standards and recommendations.

        The Audit Committee consists of at least three non-employee directors. During fiscal 2002 each non-employee Board member also served on the Audit Committee during his tenure as a director. At October 2002, the members of the Committee were Mr. Kramlich (chair), Mr. McDivitt, Mr. Steinberg and Dr. White. The Committee held seven meetings during fiscal 2002. It recommends engagement of, and approves the services performed by, the Company's independent auditors. The Committee also is responsible for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

        The Compensation and Human Resources Committee consists of non-employee directors. During fiscal 2002, each non-employee Board member also served on the Compensation and Human Resources Committee during his tenure as a director. At October 2002, the members of the Committee were Mr. Steinberg, who was appointed chairman in April 2002, Mr. Kramlich, Mr. McDivitt, Mr. Money and Dr. White. The Compensation and Human Resources Committee held four meetings during fiscal 2002. The Committee's responsibilities include approving compensation arrangements for senior executives, and recommending such arrangements to the Board for the chief executive officer; administering the Company's stock incentive plans; approving employee stock option grants; identifying and evaluating candidates to fill vacancies on the Board and making recommendations regarding the size and composition of the Board. Candidates for director suggested by stockholders will be considered by the Committee. Such suggestions should include the candidate's name and qualifications and may be submitted in writing to the Corporate Secretary, Silicon Graphics, Inc., 1600 Amphitheatre Parkway, Mountain View, CA 94043-1351.

        Each director attended all meetings of the Board of Directors and meetings of the Committees of the Board on which he or she served during fiscal 2002.

Compensation Committee Interlocks and Insider Participation

        The members of the Compensation and Human Resources Committee during fiscal 2002 were Mr. Kramlich, Mr. McDivitt, Mr. Money and Mr. Steinberg. No interlocking relationship exists between the Company's Board of Directors or Compensation and Human Resources Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Director Compensation

        Employee directors are not compensated for their service on the Board of Directors.

        Each non-employee director receives a fee of $6,000 per quarter and $2,000 for each Board and committee meeting attended. These fees reflect an increase effective October 2000 of $1,000 in the quarterly retainer and meeting fees based on market data. The chair of each committee receives an additional $1,000 for each committee meeting attended.

        Each non-employee director is granted an option to purchase 50,000 shares of Common Stock at fair market value on the date on which he or she first becomes a director. Mr. Steinberg, Dr. White and Dr. Edelheit were granted such options in January, July and October 2002, respectively, at exercise prices of $2.98, $1.45 and $.77. Each incumbent director also receives an annual option grant to purchase an additional 20,000 shares of Common Stock at fair market value. Messrs. McDivitt, Money and Steinberg received such options on October 23, 2002 at an exercise price of $.77 per share. All options granted to the directors' become exercisable in installments on the first two anniversary dates following the date of grant, so long as the optionee remains a director.

        Under the Silicon Graphics Non-Qualified Deferred Compensation Plan, non-employee directors may elect in advance to defer all or a portion of their cash compensation. Directors who participate in the deferral plan may direct the investment of the assets in their deferral accounts among a variety of mutual funds or may make an irrevocable election to credit the deferred fees to a stock credit account based on the value of the Company's Common Stock. Directors may elect to receive payment of their deferred compensation in a lump sum or in annual installments not to exceed ten years, except in the case of amounts in the stock credit account, which are distributed in a lump sum based on the value of the Company's Common Stock at the time the director's service terminates.

        The Company also has provided a $1,000 per diem reimbursement program for non-employee directors who perform services for the Company outside the scope of normal board duties at the specific request of the Chief Executive Officer. During fiscal 2002, no director received compensation under this program. In a separate agreement, Mr. Money also received $34,575 in fiscal 2002 in compensation under a consulting contract with the Company's federal government sales subsidiary. The Company plans to revise its arrangements with its independent directors in response to recent legal changes and pending New York Stock Exchange rule changes.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Board of Directors has appointed Ernst & Young LLP, independent auditors, to audit the consolidated financial statements of the Company for the fiscal year ending June 30, 2003. In the event of a majority vote against approval, the Board will reconsider its selection, and in any event is entitled to change auditors at a later date. Ernst & Young LLP has audited the Company's financial statements since the company was formed in fiscal 1982. Representatives of Ernst & Young LLP are expected to be present at the meeting with the opportunity to make a statement, and to be available to respond to appropriate questions.

Fees Paid to the Independent Auditors

        During fiscal 2002, the aggregate fees billed by Ernst & Young LLP for professional services were as follows:

  Audit Fees: $2,104,000 for professional services rendered in connection with the audit of the annual financial statements and for the review of the quarterly financial statements.

  Financial Information Systems Design and Implementation Fees: $0

  All Other Fees: $1,719,471 which represents primarily statutory audits and international and U.S. tax services rendered during the fiscal year.

        The Audit Committee of the Board of Directors has considered whether the provision by Ernst & Young of the non-audit services is compatible with maintaining the independence of Ernst & Young.

Recommendation

        THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL YEAR 2003.

OTHER INFORMATION

Security Ownership of Management

        The following table sets forth the beneficial ownership of SGI Common Stock as of September 30, 2002, by each director or nominee director, by each of the current executive officers named in the table under "Executive Officer Compensation" above, and by all such persons and all current executive officers as a group:

Name	Number of Shares Beneficially Owned(1)	Percent of Common Stock	Percent of Total Voting Power
Robert R. Bishop	5,504,344	2.73	2.73
James A. McDivitt	225,004	*	*
Arthur L. Money	26,000	*	*
Charles A. Steinberg	10,000	*	*
Robert M. White	0	*	*
Lewis S. Edelheit	0	*	*
Warren Pratt	671,004	*	*
Anthony K. Robbins	788,773	*	*
Jeffrey V. Zellmer	250,424	*	*
Sandra M. Escher	353,798	*	*
All executive officers and directors as a group (16 persons)	8,792,630	4.30	4.30

*
Less than 1%.

(1)
Unless otherwise indicated, the persons named have sole voting and investment power over the shares shown as being beneficially owned by them, subject to community property laws, where applicable. The table includes the following shares issuable on exercise of options that were exercisable on September 30, 2002, or within 60 days thereafter: Mr. Bishop, 1,533,300 shares; Mr. McDivitt, 60,000 shares; Mr. Money 25,000 shares; Mr. Pratt, 640,635 shares; Mr. Zellmer, 230, 668 shares; Mr. Robbins, 760,906 shares; Ms. Escher, 347,945 shares; and all directors and executive officers as a group, 4,489,088 shares.

REPORT OF THE COMPENSATION
AND HUMAN RESOURCES COMMITTEE
OF THE BOARD OF DIRECTORS

        The Compensation and Human Resources Committee of the Board of Directors recommends, subject to the Board's approval, executive compensation and stock option grants for the Chief Executive Officer. The Committee administers SGI's stock incentive plans and approves stock option grants for all other employees. The Committee is currently composed of four non-employee directors who have no interlocking relationships as defined by the SEC.

Compensation Philosophy

        SGI operates in the highly competitive and rapidly changing high technology industry. The Committee seeks to establish compensation policies that allow SGI flexibility to respond to changes in its business environment. The goals of SGI's compensation program are to align compensation with SGI's overall business objectives and performance, to foster teamwork and to enable SGI to attract, retain and reward employees who contribute to its long-term success.

Executive Compensation Components

        Compensation for SGI's executive officers generally consists of base salary and annual incentive plans, combined with stock option awards. The Committee assesses the past performance and anticipated future contribution of each executive officer in establishing the total amount and mix of each element of compensation.

        Salary.    The salaries of the executive officers, including the Chief Executive Officer, are determined by the Committee with reference to several surveys of salaries paid to executives with similar responsibilities at comparable companies, primarily in the high technology industry. The peer group for each executive officer is composed of executives whose responsibilities are similar in scope and content. SGI seeks to set executive compensation levels that are competitive with the average levels of peer group compensation.

        Annual Incentive.    The Committee annually reviews and approves an executive incentive plan. A target, expressed as a percentage of salary, is established for each executive, based on the scope of his or her responsibility. The actual payment amount is computed as a percentage of that target, based on SGI's performance in achieving specified objectives. For fiscal 2002, these objectives included the achievement by SGI of certain quarterly revenue and operating profit goals. These goals were achieved and bonuses were paid under this program in the second quarter of fiscal 2002.

        Stock Options and Restricted Stock Awards.    Stock options and restricted stock awards are designed to align the interests of executives with the long-term interests of the stockholders. The Committee approves option grants subject to vesting periods to retain executives and encourage sustained contributions. The exercise price of most options is the market price on the date of grant. Restricted stock awards are also subject to vesting, based generally on the passage of time.

Compensation of the Chief Executive Officer

        Robert R. Bishop joined the company in the fall of 1999 as Chairman and Chief Executive Officer at an initial annual base salary of $800,000 and his salary has remained unchanged. Mr. Bishop participated in the fiscal 2002 executive incentive program described above with a target of 185% of base salary and received a bonus in the second quarter of fiscal 2002, when the specified financial objectives were achieved. He elected to defer all compensation for fiscal 2000, 2001 and 2002.

        In January 2002, Mr. Bishop was granted an option to purchase 250,000 shares of SGI Common Stock at the market price on that date, vesting over a 25 month period, and an option to purchase 500,000 shares of SGI Common Stock at the market price on that date, vesting over a 50 month period.

Section 162(m)

        SGI is subject to Section 162(m) of the U.S. Internal Revenue Code, adopted in 1993, which limits the deductibility of certain compensation payments to its executive officers. SGI does not have a policy requiring the Committee to qualify all compensation for deductibility under this provision. The Committee's current view is that any non-deductible amounts will be immaterial to SGI's financial or tax position, and that SGI derives substantial benefits from the flexibility provided by the current system, in which the selection and quantification of performance targets are modified from year to year to reflect changing conditions. However, the Committee considers the net cost to SGI in making all compensation decisions and will continue to evaluate the impact of this provision on its compensation programs.

                COMPENSATION AND HUMAN RESOURCES COMMITTEE
                Charles A. Steinberg,                 Chairman
                C. Richard Kramlich
                James A. McDivitt
                Arthur L. Money
                Robert M. White*

*
Joined Committee in fiscal 2003

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

        The management of the Company is responsible for establishing and maintaining internal controls and for preparing the Company's consolidated financial statements. The independent auditors are responsible for auditing the financial statements. It is the responsibility of the Audit Committee to oversee these activities, and otherwise to fulfill the responsibilities outlined in its charter. The Board is in the process of reviewing and amending as appropriate the charters for each standing committee to reflect evolving corporate governance standards and recommendations.

        The Audit Committee has reviewed and discussed with management the audited financial statements for the fiscal year ended June 28, 2002, including a discussion of significant judgments and accounting principles.

        The Audit Committee has discussed with Ernst & Young LLP, the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees.

        The Audit Committee has received and reviewed the written disclosures and the letter from the independent auditors required by the Independence Standards.

        The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors and the Board approved that the audited financial statements be included in the Company's annual report on Form 10-K filed with the SEC, for the fiscal year ended June 28, 2002.

        Each member of the Audit Committee is independent as defined under the listing standards of the New York Stock Exchange.

                AUDIT COMMITTEE
                C. Richard Kramlich,                 Chairman
                James A. McDivitt
                Charles A. Steinberg
                Robert M. White*

*
Joined Committee in fiscal 2003

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

        The following table sets forth the cash and equity compensation for the three fiscal years ended June 28, 2002 for Robert R. Bishop, Chief Executive Officer and each of the four other most highly compensated executive officers of SGI (determined at the end of fiscal 2002).

		Annual Compensation Paid or Accrued(1)			Long Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Comp ($)(2)	Options (#)	Restricted Stock ($)(4)
Robert R. Bishop(5) Chairman and Chief Executive Officer	2002 2001 2000	$800,000 800,000 692,308	$370,000 — —	$7,528 7,566 —	750,000 2,000,000 —	$	— — —
Warren C. Pratt Chief Operating Officer and Executive Vice President	2002 2001 2000	$480,031 458,615 361,738	$355,290 147,406 634,100	$37,743 64,173 60,480	400,000 100,000 350,000	$	— — 157,787
Anthony K. Robbins Senior Vice President, Silicon Graphics, Inc. and President, Silicon Graphics Federal, Inc.	2002 2001 2000	$356,528 317,204 253,000	$283,504 119,102 115,035	$3,862 6,200 24,832	300,000 300,000 195,000	$	— — 132,362
Jeffrey V. Zellmer Senior Vice President and Chief Financial Officer	2002 2001 2000	$322,007 242,380 188,672	$382,852 32,500 37,500	$1,720 15,720 11,979	200,000 70,000 10,000	$	— 35,492 —
Sandra M. Escher Senior Vice President and General Counsel	2002 2001 2000	$303,577 217,147 227,251	$292,922 16,667 33,333	$1,664 4,453 6,981	150,000 100,000 100,000	$	— 32,997 —

(1)
SGI has no pension, retirement, annuity or similar benefit plan.
(2)
Bonus amounts for fiscal 2002 include bonuses paid under the corporate executive incentive program when the company achieved the specified financial results in the second quarter. Bonus amounts for Mr. Pratt, Mr. Zellmer and Ms. Escher also include loan forgiveness, imputed interest and certain taxes paid by the Company in connection with the loans described in "Certain Relationships and Related Transactions". These amounts are as follows: Mr. Pratt, $238,490 for fiscal 2002 and $147,706 for fiscal 2001; Mr. Zellmer, $192,227 for fiscal 2002, and Ms. Escher, $107,647 for fiscal 2002.
(3)
Other compensation generally includes relocation assistance and executive perquisites.
(4)
Mr. Pratt has an aggregate total of 12,500 shares in unvested stock holdings, valued at $36,737.50 at 6/28/02. Mr. Pratt's restricted stock award of 25,000 shares granted in May 2000 vests in five installments. Mr. Zellmer's restricted stock award of 8,000 shares granted in August 2000 fully vested on August 8, 2001. Mr. Robbins was granted two stock awards in fiscal 2000. One grant for 3,000 shares was granted on August 25, 1999 and fully vested on January 15, 2000 and the other grant of 10,000 shares, granted on January 26,

  2000 fully vested on January 27, 2001. Ms. Escher was granted a stock award of 3,000 shares on August 25, 1999 that was fully vested on January 15, 2000.

(5)
Mr. Bishop elected to defer his salary and bonus for each of the fiscal years shown above.

Option Grants in Fiscal 2002

        The following table provides details regarding all stock options granted to the named executive officers in fiscal 2002.

	Individual Grants(1)
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year
Name			Exercise Price ($/Share)	Expiration Date
					5%	10%
Robert R. Bishop	750,000	5.78	$2.98	1/30/12	$1,405,579.49	$3,562,014.40
Warren C. Pratt	400,000	3.08	$2.98	1/30/12	$749,642.39	$1,899,741.02
Jeffrey V. Zellmer	200,000	1.54	$0.57	7/24/11	$71,693.98	$181,686.64
Anthony K. Robbins	300,000	2.31	$0.57	7/24/11	$107,540.98	$272,529.96
Sandra M. Escher	150,000	1.15	$0.57	7/24/11	$53,770.49	$136,264.98

*
Less than 1%.
(1)
The options in this table were granted under the 1993 Long-Term Incentive Stock Plan. The options become exercisable at a rate of 2% per month over a period of fifty months or 4% per month over a period of 25 months and expire ten years from the date of grant.
(2)
Potential realizable value assumes that the stock price increases from the date of grant until the end of the option term (10 years) at the annual rate specified (5% and 10%). The 5% and 10% assumed annual rates of appreciation are mandated by SEC rules and do not represent SGI's estimate or projection of the future Common Stock price. SGI believes that this method does not accurately illustrate the potential value of stock options.

Option Exercises in Fiscal 2002 and Fiscal Year-End Option Values

			Number of Unexercised Options at June 30, 2002		Value of Unexercised In-the-Money Options at Fiscal-Year-End(1)
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Robert R. Bishop	—	$—	1,308,634	1,441,466	$—	$—
Warren C. Pratt	—	—	548,053	529,932	152,828	152,828
Jeffrey V. Zellmer	—	—	171,217	118,230	208,560	265,440
Anthony K. Robbins	—	—	614,087	284,130	367,380	398,160
Sandra M. Escher	—	—	288,098	122,402	189,840	199,080

(1)
The amounts in this column reflect the difference between the closing market price of the Common Stock on June 28, 2002, which was $2.94 and the option exercise price. The actual value of unexercised options fluctuates with the market price of the Common Stock.

CERTAIN TRANSACTIONS

Arrangements with Executive Officers

        Employment Continuation Agreements.    SGI has entered into employment continuation agreements with its executive officers with the goal of encouraging the continued employment of key executives in the event of a potential change in control of SGI. Under the agreements, each executive officer (1) is entitled to a termination payment equal to two years of his or her compensation if employment with SGI is terminated within 24 months after such a change in control, and (2) is granted full vesting of options and restricted stock effective after such a change in control.

        Executive Loans.    During fiscal 2001 and 2002, the Company extended loans to several executive officers. The loans were intended to provide a retention incentive and were approved by the Compensation and Human Resources Committee of the Board of Directors. Since the loans were extended, federal legislation has been enacted prohibiting such extensions of credit to executive officers and accordingly, no future extensions of credit will be made by the Company.

        The Company loaned Ms. Escher $280,000 in October 2001. The loan is interest free and will be forgiven in quarterly installments beginning in December 2001 over two years, subject to her continued employment with SGI, or in full upon termination as a result of death or disability or by the company without cause or upon certain liquidation and bankruptcy events of the Company. At September 30, 2002, the remaining principal balance of the loan was $140,000. To the extent that Ms. Escher is subject to income tax as a result of the interest free nature of the loan, the Company has agreed to pay Ms. Escher an amount, which after the imposition of taxes on the amount, will equal the amount of the income taxes arising due to the interest free nature of the loan.

        Mr. Pratt was made Chief Operating Officer in April 2001. Under his amended employment agreement entered into at that time, the Company committed to extend credit of up to $5 million to Mr. Pratt.

        Pursuant to this obligation, the Company advanced funds of $2 million in May 2001 and $1 million in May 2002, and is required to advance funds of an additional $1 million in each of May 2003 and May 2004 subject to Mr. Pratt's continued employment with the Company. The loan is interest free and will be settled at May 2005, or earlier in the event of a change in control or the termination of Mr. Pratt's employment without cause or for good reason. At the settlement date, Mr. Pratt will pay an amount equal to (i) the value of his vested stock options and restricted stock held or sold from May 2000 through the settlement date and (ii) if applicable, any change in control payments, up to the outstanding principal amount. Any remaining amount of the loan will be forgiven. On a termination for cause or resignation without good reason, the principal amount of the loan will be repayable in full. To the extent that Mr. Pratt is subject to income tax as a result of income being imputed to him due to the interest free nature of the loan, the Company has agreed to pay Mr. Pratt an amount equal to (i) an amount, which after the imposition of taxes on such amount, will equal the amount of such income tax arising due to the interest free nature of the loan less (ii) the amount of the actual after-tax income received by Mr. Pratt as a result of investing the proceeds of the loan.

        In September 2000, the Company also made Mr. Pratt two five-year relocation loans secured by his California residence. Mr. Pratt received a $250,000 loan at an annual interest rate of 6.75% to be repaid in September 2005 or on the earlier sale of the residence or termination of his employment and a $500,000 loan at no interest to be forgiven in monthly installments over five years subject to continued employment with the Company. Mr. Pratt's maximum aggregate indebtedness to the Company during fiscal 2002 under these loans was $675,000, and at September 30, 2002 was $584,889. During fiscal 2002, Mr. Pratt also received tax equalization payments in the amount of $52,768 in connection with his service in fiscal 1999 and 2000 as President of the Company's Alias/Wavefront subsidiary in Toronto, Ontario.

        Mr. Zellmer was made Chief Financial Officer in July 2001. As part of his compensation arrangement, the Company loaned Mr. Zellmer $500,000. The loan is interest free and will be forgiven in quarterly installments beginning in October 2001 over two years, subject to his continued employment with SGI, or in full upon termination as a result of death or disability or by the Company without cause and upon certain liquidation and bankruptcy vents of the Company. At September 30, 2002, the remaining principal balance of the loan was $250,000. To the extent that Mr. Zellmer is subject to income tax as a result of the interest free nature of the loan, the Company has agreed to pay Mr. Zellmer an amount, which after the imposition of taxes on such amount, will equal the amount of such income taxes.

COMPANY STOCK PRICE PERFORMANCE GRAPH
Comparison of Five Year Cumulative Total Return

        In accordance with SEC rules, the Company is required to present a table showing a line-graph presentation comparing cumulative five-year returns on an indexed basis with a broad equity market index and either a nationally recognized industry standard or an index of peer companies selected by the Company. The Company has selected the S&P 500 Index for the broad equity index and the S&P Computer Hardware Index as an industry standard for the five fiscal year period commencing June 30, 1996 and ending June 28, 2002. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

*
Assumes $100 invested on June 30, 1997 in SGI Common Stock, the S&P 500 Stock Index, and the S&P Computer Hardware, with reinvestment of dividends.

OTHER MATTERS

        The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Company or Management may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

Sandra M. Escher Secretary
Dated: November 6, 2002

SILICON GRAPHICS, INC.
ANNUAL MEETING OF STOCKHOLDERS

December 12, 2002 at 2:00 p.m.

HYATT RICKEYS
4219 EL CAMINO REAL
PALO ALTO, CA 94306

DRIVING DIRECTIONS

From the San Francisco International Airport:

Take Highway 101 South toward San Jose. Exit on San Antonio Road going South. Follow San Antonio Road to El Camino Real. Turn right on El Camino Real and stay in the right lane. Hyatt Rickeys is on the right after the second light, on the corner of Charleston Road and El Camino Real.

From the San Jose Airport:

Take Highway 101 North toward San Francisco. Exit on San Antonio Road and turn left on the overpass. Follow San Antonio Road to El Camino Real. Turn right on El Camino Real and stay in the right lane. Hyatt Rickeys is on the right after the second light, on the corner of Charleston Road and El Camino Real.

From the San Francisco Area:

Take Highway 280 south toward San Jose. Exit at Page Mill Road and turn left. Follow Page Mill Road to El Camino Real. Turn right on El Camino Real and drive approximately 2 miles. Hyatt Rickeys is on the left, next to the Hertz Rental Car, after the intersection of El Camino Real and Charleston Road.

0561-PS-02

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

SILICON GRAPHICS, INC.

2002 ANNUAL MEETING OF STOCKHOLDERS

        The undersigned stockholder of Silicon Graphics, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated November 6, 2002, and hereby appoints Robert R. Bishop and Sandra M. Escher, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2002 Annual Meeting of Stockholders of Silicon Graphics, Inc. to be held on December 12, 2002 at 2:00 p.m. local time at Hyatt Rickey's Ballroom, 4219 El Camino Real, Palo Alto, California, and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

        This proxy will be voted as directed, or, if no contrary direction is indicated, will be voted FOR the election of directors, FOR ratification of the appointment of Ernst & Young LLP as independent auditors, and as said proxies deem advisable on such other matters as may properly come before the meeting.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

☒
Please mark votes as in this example.

This proxy will be voted as directed, or, if no contrary direction is indicated, will be voted FOR the election of directors, FOR the approval of proposal 2 set forth below, and as said proxies deem advisable on such other matters as may properly come before the meeting.

1.
ELECTION OF DIRECTORS
Nominee for Class I Director: Charles A. Steinberg
Nominee for Class I Director: Lewis S. Edelheit
Nominee for Class III Director: Robert M. White

FOR	WITHHELD
☐	☐
☐
For all nominees except as noted above
2.
PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR FISCAL YEAR 2003

FOR	AGAINST	ABSTAIN
☐	☐	☐
In their discretion, the proxies are authorized to vote upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.
Signature:	Date:
Signature:	Date:

(This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

☒
MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW

INSTRUCTION TO TRUSTEE

SILICON GRAPHICS, INC. ANNUAL MEETING

TO: Computershare, as Trustee, c/o Boston EquiServe

        The undersigned holder of Exchangeable Non-Voting Shares of Silicon Graphics Limited hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated November 6, 2002 of Silicon Graphics, Inc. ("SGI"). I hereby direct you, as Trustee under the Voting Trust and Exchange Agreement relating to the Exchangeable Shares, to cast as I have indicated on the reverse side the number of Series E Preferred Stock votes (the "Directed Votes") that I am entitled as a holder of Exchangeable Shares to direct you to vote at the 2002 Annual Meeting of Stockholders of Silicon Graphics, Inc. to be held on December 12, 2002 at 2:00 p.m. local time at Hyatt Rickey's Ballroom, 4219 El Camino Real, Palo Alto, California, and at any adjournment(s) thereof. You may cast my Directed Votes in person or by proxy unless I have requested on the reverse side that you deliver a proxy for such votes to me or my specified representative. Unless I have so requested a proxy for my Directed Votes, you may vote according to your discretion (or that of your proxy holder) on any other matter that may properly come before the meeting.

        This proxy will be voted as directed, or, if no contrary direction is indicated, will be voted FOR the election of directors, FOR ratification of the appointment of Ernst & Young LLP as independent auditors, and as said proxies deem advisable on such other matters as may properly come before the meeting.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

☒    Please mark votes as in this example.

  This proxy will be voted as directed, or, if no contrary direction is indicated, will be voted FOR the election of directors, FOR the approval of proposal 2 set forth below, and as said proxies deem advisable on such other matters as may properly come before the meeting.

1.
ELECTION OF DIRECTORS

Nominee for Class I Director: Charles A. Steinberg
Nominee for Class I Director: Lewis S. Edelheit
Nominee for Class III Director: Robert M. White

FOR	WITHHELD
☐	☐
☐
For all nominees except as noted above
2.
PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR FISCAL YEAR 2003
FOR	AGAINST	ABSTAIN
☐	☐	☐
In their discretion, the proxies are authorized to vote upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.
☐	MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW
☐
Mark this box only to request a proxy for your Directed Votes. A proxy is necessary only if you wish to appear at the meeting in person to cast your Directed Votes or if you want to authorize a specific person other than the Trustee (or its proxy) to cast your Directed Votes. You must provide the name, mailing address and phone number of the person to be authorized to cast your Directed Votes, even if you are requesting the proxy for your own use.

(This Instruction to Trustee should be marked, dated and signed by the stockholder or his attorney authorized in writing, or, if the stockholder is a corporation, by any officer or attorney thereof duly authorized, and the corporate seal affixed.)

Signature:	Date:
Signature:	Date:

QuickLinks

PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
OTHER INFORMATION
REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
EXECUTIVE OFFICER COMPENSATION
CERTAIN TRANSACTIONS
COMPANY STOCK PRICE PERFORMANCE GRAPH Comparison of Five Year Cumulative Total Return
OTHER MATTERS